Exhibit 14.1

Command Center Inc.

STANDARDS OF ETHICS AND BUSINESS CONDUCT

SCOPE, PURPOSE AND APPLICATION

Command Center, Inc. (“Company”) believes everyone benefits from practicing and promoting ethical behavior in both the context of business dealings and generally in the context of personal life. Honesty, integrity and ethical behavior foster a positive work environment that strengthens the confidence of our customers, temporary and internal employees and shareholders. This Standards of Ethics and Business Conduct (“Standards”) sets forth the Company’s expectations regarding ethical conduct in our work environment, business practices and relationships between and among customers, employees and shareholders. To this end, the Standards serve to: (1) emphasize the Company’s tenants of conducting business honestly, ethically and legally; (2) set forth standards of ethical and legal behavior for all those associated with the Company; (3) present reporting mechanisms for known or suspected ethical or legal infractions; and (4) avoid and discover conduct that is inconsistent with the policy of the Standards.

These Standards apply to all Company directors, officers, employees (both temporary and internal), and all agents of the Company, as well as to directors, officers and employees of any subsidiary of the Company. Such directors, officers, employees and agents are referred to herein collectively as the “Covered Parties.” The Standards should serve only as a broad statement and guide regarding ethics and business conduct. When confronted with ethically or legally challenging situations, Covered Parties should call to mind the Company’s commitment to only the highest ethical and legal standards and seek advice from supervisors, managers or other appropriate personnel to ensure that all actions taken on behalf of the Company conform to this commitment and are consistent with the Standards.

ETHICAL STANDARDS

Conflicts of Interest

Covered Parties owe the Company a duty of loyalty and must place the Company’s interests ahead of their own interests when performing duties or acting on behalf of the Company. Covered Parties should avoid conflicts of interest, whether real or perceived, in the performance of their duties for or on behalf of the Company. A conflict of interest exists when a person’s private interest interferes in any way with the interests of the Company. A conflict can arise when a Covered Party takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Covered Parties should not put themselves in a position where there is or could be an obligation to any third party who might benefit from such situation at the expense of the Company. The actions of Covered Parties must never lead to personal gain to the detriment of the Company’s stated or actual business interests. Conflicts of interest may also arise when a Covered Party, or members of his or her family, receive improper personal benefits as a result of his or her position at the Company. Loans to, or guarantees of obligations of, Covered Parties and their family members may create conflicts of interest. It is always a conflict of interest for a Covered Party to work simultaneously for a competitor or customer of the Company.

Standards of Ethics and Business Conduct

Conflicts of interest may not always be clear. Should such a situation arise that causes uncertainty regarding this policy, Covered Parties are encouraged to discuss it with their supervisors or, if circumstances warrant, the chief financial officer or chief legal officer of the Company. Any Covered Party who becomes aware of a conflict or potential conflict of interest should bring it to the attention of a supervisor, manager or other appropriate personnel or consult the procedures described in these Standards.

All directors and executive officers of the Company, and any people holding such positions in any of the Company’s subsidiaries, must disclose any material transaction or relationship that reasonably could be expected to give rise to such a conflict of interest to the Company’s chief financial officer. No action may be taken with respect to such transaction or party unless and until such action has been approved by the appropriate person or persons within the Company, up to and including all disinterested directors.

Corporate Opportunities

Covered Parties are prohibited from taking for themselves (directly or indirectly), or providing to others, opportunities that originate from or are identified through the use of the Company’s property, business opportunities, information (including confidential information) or position without the consent of the Board of Directors of the Company. No Covered Party may use corporate property, business opportunities, information (including confidential information) or position for improper personal gain. No Covered Party may compete with the Company directly or indirectly while they are a Covered Party, and in all applicable instances, are obligated to adhere to the terms set forth in separate agreements governing solicitation of Company customers and employees. Covered Parties owe a duty to advance the Company’s business interests at all times when acting for or on behalf of the Company.

Standards of Ethics and Business Conduct

Fair Dealing

Covered Parties shall behave honestly, ethically and legally at all times and in dealings with all people, including fellow Covered Parties, customers, and the public generally. Everyone must act in good faith and engage only in fair and transparent competition and business activities, by treating competitors, suppliers, customers, and colleagues in an ethical, moral and legal manner. Using confidential or proprietary information or trade secrets without consent of the owner, or prompting such disclosures by past or present employees of other companies is strictly prohibited. Covered Parties should avoid, in all instances, obtaining any advantage (for the Company or personally) by manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair or deceitful practice.

At no time shall gifts or offers of entertainment of any kind be offered or accepted by a Covered Party or any family member of a Covered Party. The offer or acceptance of gifts, including cash and entertainment, by any Covered Party is prohibited. Should such a situation arise that causes uncertainty regarding this policy, Covered Parties are encouraged to discuss it with their supervisors or, if circumstances warrant, the chief financial officer or chief legal officer of the Company.

Confidentiality

Covered Parties must maintain the confidentiality of confidential and proprietary information entrusted to them. Confidential information includes, but may not be limited to, all non-public information that might be beneficial to competitors or harmful to the Company or its customers if disclosed, including financial information, acquisition plans, plans for sale of Company assets, material contracts, banking and financing arrangements, and potential changes in management personnel. Confidential Information also includes information that customers and temporary employees have entrusted to the Company or to any Covered Party. Confidential business records containing personal information about employees or customers including credit information, social security numbers and other personally identifying information must be kept confidential and protected at all times, to extent warranted. Direct disclosure of this information or the failure to protect such information may be grounds for termination of Covered Parties’ employment or affiliation with the Company and could lead to individual civil or criminal liability against a Covered Party and/or the Company. Each employee of the Company is required to sign a document setting forth an agreement regarding use of confidential information. The obligation to preserve confidential and proprietary information continues even after a Covered Party’s employment ends.

Standards of Ethics and Business Conduct

Insider Trading

Covered Parties with confidential or nonpublic information or access to confidential or nonpublic information are prohibited from using or sharing such information for stock-trading purposes. If a Covered Party or any agent or advisor of the Company has confidential or material nonpublic information of or relating to the Company, it is the Company’s policy that neither that person nor any related person may buy or sell securities of the Company or engage in any other action to take advantage of, or pass on to others, that information. In order to assist with compliance of laws against insider trading, the Company has adopted its Insider Trading Policy governing all Covered Parties and the trading of securities of the Company. The Company’s Insider Trading Policy is available to all Covered Parties and the general public upon request.

Protection and Proper Use of Company Assets

All Covered Parties should act in a manner to protect the Company’s assets and ensure their efficient and legal use. Theft, negligence, and waste have a direct impact on the Company’s operations and profitability. Any suspected incident of fraud or theft should be immediately reported for investigation. Covered Parties must always use Company assets for legitimate business purposes and not for any other purpose.

The obligation of Covered Parties to protect the Company’s assets includes the protection of confidential information. Confidential information includes intellectual property such as trade secrets, trademarks, and copyrights, as well as business, marketing and service information (including bill rates and pay rates), ideas, designs, databases, records and any unpublished financial and business planning data and reports. Unauthorized use or distribution of this information would violate Company policy and may violate an employee’s contractual obligations to the Company. Additionally, such action may also be illegal and result in civil or criminal penalties.

Compliance with Laws, Rules and Regulations

The Company and its internal employees are responsible for knowing and following the laws, rules, and regulations of federal, state and local governments, within any area where the Company conducts business. In addition, Company employees should avoid any activity that may create the appearance of improper or questionable conduct. If a Covered Party has any doubt about the applicable law of a particular area or jurisdiction (whether federal, state or local), or if laws appear to conflict with each other, Company policies or these Standards, it is the Covered Party’s responsibility to consult with the appropriate supervisor or the Company’s Legal Department.

Standards of Ethics and Business Conduct

Discrimination and Unlawful Harassment

Command Center is committed to creating and maintaining a work environment that is free of discrimination and unlawful harassment. All harassing and unlawful discriminatory conduct, whether physical or verbal, committed by any Covered Party or any of the Company’s vendors or customers is prohibited. All employees of the Company should read and at all times abide by the Company’s Sexual & Other Unlawful Harassment Policy, which can be found in the Company’s Employee Handbook. Any person, whether a Covered Party or otherwise, who observes or is aware of any discriminatory activities or unlawful harassment should immediately report such behavior to the appropriate person within the Company.

Timely and Truthful Public Disclosure

The Company shall at all times communicate full, accurate, legitimate, timely and understandable disclosures in all of its public communications to shareholders and the general public and in all submissions to the Securities and Exchange Commission. Covered Parties involved in the preparation of reports and documents filed with or submitted to the Securities and Exchange Commission or any other governmental or administrative body (including Covered Parties who are involved in the preparation of financial or other reports and the information included in such reports and documents) shall make disclosures that are, in fact, full, fair, accurate, timely and understandable. No Covered Party or agent of the Company shall knowingly conceal or provide false information to the public or misrepresent or omit material facts necessary to avoid misleading the general public or the Company’s shareholders and independent public auditors.

Significant Accounting Deficiencies

The CEO and each senior financial officer of the Company shall promptly bring to the attention of the Audit Committee any information he or she may have concerning: (a) significant deficiencies in the design or operation of internal controls over financial reporting that could adversely affect the Company’s ability to record, process, summarize and report financial data; or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal control over financial reporting.

Standards of Ethics and Business Conduct

Violations of Standards and Reporting of Same

All Covered Parties will be held accountable for strict adherence to these Standards and all other Company policies at all times. Covered Parties who violate these Standards or other policies of the Company, or who fail to communicate knowledge of such violations, will be subject to appropriate disciplinary action, up to and including termination of employment, and in some cases could subject the individual to potential civil and criminal liability.

The Company’s directors, officers and chief legal officer shall report any known or suspected violations of these Standards to the Chairman of the Company’s Audit Committee. All other Covered Parties should convey knowledge or concerns regarding behavior known or suspected to be in violation of these Standards, any other policy of the Company or of any law to their respective supervisors, managers or other appropriate personnel. No retaliatory action of any kind will be permitted against anyone making a report of such acts, so long as a report is made in good faith.

Violations of these Standards may constitute violations of law and may result in criminal penalties and civil liabilities for the offending Covered Party and the Company. All Covered Parties are expected to cooperate in internal investigations of misconduct.

Standards of Ethics and Business Conduct